EXHIBIT 10.15

CNET NETWORKS, INC.

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of February 14, 2008 (the “Effective Date”) by and between CNET Networks, Inc. (the “Company”), a Delaware corporation, and ________ (the “Executive”).

WITNESSETH:

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders;

WHEREAS, the Executive is a senior executive of the Company and has made and is expected to make major contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive;

WHEREAS, the Company recognizes that, as is the case with many companies, the possibility of a Change in Control (as hereinafter defined) exists;

WHEREAS, the Company desires to provide inducement for the Executive to remain in the ongoing employ of the Company, including in the event of a threat or the occurrence of a Change in Control of the Company;

WHEREAS, the Board (as hereinafter defined) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication to the Executive’s duties; and

WHEREAS, the Board of Directors of the Company has authorized the Company to enter into this Agreement.

NOW, THEREFORE, the Company and the Executive agree as follows:

Section 1. Certain Defined Terms:

In addition to terms defined elsewhere herein, the following terms shall have the respective meaning specified below unless the context clearly indicates the contrary:

(a) “AAA” has the meaning assigned to such term in Section 15.

(b) “Accounting Firm” has the meaning assigned to such term in Section 3.

(c) “Accrued Obligations” has the meaning assigned to such term in Section 2.

(d) “Annual Bonus” means, in the event of a Qualifying CIC Termination, the greater of (1) the annual cash performance bonus which the Executive is eligible to receive under the Company’s annual incentive plan as in effect for the year in which the Termination Date occurs or (2) the annual cash performance bonus which the Executive is eligible to receive under the Company’s annual incentive plan as in effect for the year in which the Change in Control occurs, in each case, calculated at target.

(e) “Base Salary” means (i) in the event of a Qualifying Termination, the annual base salary as in effect for the year in which the Termination Date occurs, or (ii) in the event of a Qualifying CIC Termination, the higher of (1) the annual base salary as in effect for the year in which the Termination Date occurs, or (2) the annual base salary as in effect for the year in which the Change in Control occurs.

(f) “Board” means the board of directors of the Company.

(g) “Cause” means the occurrence of any of one of the following events:

(i) the Executive’s willful and material failure substantially to perform the Executive’s lawful duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) or Executive’s willful and material failure to follow the lawful direction of the Board;

(ii) material dishonesty in the performance of the Executive’s duties to the Company;

(iii) conviction of a felony under the laws of the United States or any state thereof;

(iv) the Executive’s willful and material misconduct in connection with the Executive’s duties to the Company or any willful act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

(v) the Executive’s willful and material breach of the terms of this Agreement or any non-compete, non-solicitation or confidentiality provisions to which the Executive is subject.

Notwithstanding the foregoing, any act or omission that is or would constitute grounds for a termination for Cause shall not constitute such grounds for a termination for Cause if: (A) the Company does not send a Notice of Termination to Executive within forty-five (45) days after the event occurs; or (B) in the case of Section (1)(g)(i) or (v) above, the Executive cures the act or omission that would give rise to a termination for Cause within twenty (20) days after the delivery of the Notice of Termination.

(h) “Change in Control” shall mean:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than (A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or (B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or (C) an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii); provided, however, that neither of the following events shall constitute an “acquisition” by any person or group for purposes of this clause (i): (x) a change in the voting power of the Company’s voting securities based on the relative trading values of the Company’s then outstanding securities as determined pursuant to the Company’s Certificate of Incorporation, or (y) an acquisition of the Company’s securities by the Company which, either alone or in combination only with the other event, causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, further, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control;

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which more than 50% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction, and (C) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (C) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company and the other entity prior to the consummation of the transaction; or

(iv) a liquidation or dissolution of the Company.

For purposes of clause (i) of this definition of Change in Control, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of clause (iii) of this definition of Change in Control, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

(i) “CIC Period” means the period beginning on the date an event that constitutes a Change in Control occurs and ending on the second anniversary of such date.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Confidentiality Agreement” has the meaning assigned to such term in Section 6.

(l) “Company” means CNET Networks, Inc., a Delaware corporation.

(m) “Dispute” has the meaning assigned to such term in Section 15.

(n) “Effective Date” has the meaning assigned to such term in the Recitals.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Excise Tax” has the meaning assigned to such term in Section 3.

(q) “Good Reason” shall occur upon the Executive’s resignation within ninety (90) days after the occurrence of any of the following:

(i) a material reduction in Executive’s base salary, annual bonus or benefits as in effect immediately prior to such reduction;

(ii) solely in the case of determining whether a Qualified Termination has occurred, the assignment to or removal from Executive of duties or responsibilities for the Company if, following such assignment or removal, the Executive is in a position not reasonably consistent with an executive or senior management level position; for the avoidance of doubt, a Non-CIC Business Related Change shall not constitute grounds for a “Good Reason” resignation under this subsection (q)(ii);

(iii) solely in the case of determining whether a Qualified CIC Termination has occurred, the assignment to or removal from Executive of duties or responsibilities that results in a material diminution in Executive’s overall duties, authority or scope of responsibilities [, including as a result of the Company ceasing to be a publicly-traded corporation]1;

(iv) solely in the case of determining whether a Qualified CIC Termination has occurred, the relocation of Executive’s employment to a facility or a location more than thirty (30) miles from Executive’s then present location and more than thirty (30) miles from the Executive’s then present residence, without the Executive’s consent; or

(v) failure of a successor upon a Change of Control to assume in writing and without qualification all obligations under this Agreement.

Notwithstanding the forgoing, an event that is or would constitute grounds for a resignation for a Good Reason shall not constitute such grounds for a resignation for Good Reason if: (A) Executive does not send a Notice of Termination to the Company within forty-five (45) days after the event occurs; or (B) the Company reverses the action or cures the default that would give rise to a termination for a Good Reason within twenty (20) days after the delivery of the Notice of Termination.

[1]	Bracketed language to be included only in agreements with the Company’s Chief Financial Officer, General Counsel and Chief Accounting Officer.

(r) “Non-CIC Business Related Change” means a change to the Executive’s title, reporting line, duties or responsibilities (including without limitation the removal of the Executive from the Company’s Executive Committee or a change in the Executive’s position relative to other executive level employees of the Company) that is made prior to the occurrence of a Change in Control and is made not in connection with a Change in Control if, following such change, the Executive remains in a position reasonably consistent with an executive or senior management level position with the Company or its affiliates.

(s) “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of a Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(t) “Payment” has the meaning assigned to such term in Section 3.

(u) “Qualifying CIC Termination” shall mean:

(i) the termination of the Executive’s employment by the Company without Cause or the termination of the Executive’s employment by the Executive for a Good Reason, during the CIC Period; or

(ii) the occurrence of all of the following: (1) prior to a Change in Control, the termination of the Executive’s employment by the Company without Cause or the termination of the Executive’s employment by the Executive for a Good Reason, (2) the Executive reasonably demonstrates that such termination (or Good Reason event) was the result of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (3) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur within six (6) months from the date of such termination.

Notwithstanding, anything to the contrary in this Agreement, for purposes of this Agreement, any reference to “termination,” as it relates to a termination of Executive’s employment for any reason, shall refer to a termination of employment which constitutes a “separation from service” within the meaning of Section 409A of the Code.

(v) “Qualifying Termination” means the termination of the Executive’s employment by the Company without Cause or the termination of the Executive’s employment by the Executive for Good Reason, which termination does not occur within the CIC Period, provided, however, that if a termination of employment also constitutes a Qualifying CIC Termination under Section 1(u)(ii), the Executive will be deemed to have a Qualifying CIC Termination and all the provisions of this Agreement applicable to a Qualifying CIC Termination will apply to such termination of employment in lieu of all of the provisions of this Agreement applicable to a Qualifying Termination.

(w) “Safe Harbor Amount” has the meaning assigned to such term in Section 3.

(x) “Term” means the period commencing on the Effective Date and ending on December 31, 2010, provided, however, that on the first anniversary of the Effective Date and each anniversary thereafter until the anniversary that occurs in 2012, the Agreement shall be extended for an additional one (1) year period unless written notice of non-extension is provided by either party to the other party at least sixty (60) days prior to the applicable anniversary; provided, further, however, that if the Executive’s employment is terminated for any reason other than a Qualifying CIC Termination or a Qualifying Termination, the term of this Agreement shall end on the date of such termination.

(y) “Termination Date” means the date of actual receipt of such Notice of Termination (or if later, the date specified therein).

Section 2. Severance Compensation and Benefits

(a) Qualifying CIC Termination:

If, during the Term, the Executive is terminated under conditions constituting a Qualifying CIC Termination, the Company shall:

(i) pay to the Executive a lump sum amount equal to the following: (1) any Base Salary accrued but unpaid through the Termination Date, (2) any earned but unpaid annual bonus for periods with respect to which the performance period to earn such bonus has closed, (3) any accrued but unused paid time off or sick pay, (4) any business expenses incurred which have been properly submitted for reimbursement in accordance with Company policy, but not reimbursed prior to the Termination Date, and (5) any other compensation or benefits which may be owed or provided to or in respect of the Executive in accordance with the terms and provisions of any benefit plans or programs of the Company (the “Accrued Obligations”);

(ii) pay to the Executive a lump sum amount equal to the sum of the Executive’s Base Salary for twelve (12) full months;

(iii) pay to the Executive a lump sum amount equal to a pro rata portion of the Executive’s Annual Bonus based on the number of days Executive was employed during the year of termination through the Termination Date;

(iv) immediately upon a Qualifying CIC Termination, cause (1) any equity awards subject to time-based vesting that are granted to the Executive under the Company’s equity incentive plans and that are not then fully vested to become fully vested and, in the case of stock options, to become immediately exercisable, and (2) the Executive to be entitled, in the case of such stock options, to exercise any stock options until the earlier of (A) expiration of their original full term or (B) one year from the Termination Date (in each case, without regard to any earlier termination otherwise applicable in the event of termination of employment, and to the extent permitted by Section 409A of the Code); and

(v) provide for the direct payment to the carrier for the premium costs for continued health care coverage provided pursuant to Section 4980B of the Code for the Executive, and, where applicable, the Executive’s spouse and dependents, under the Company’s group medical benefit plan (“COBRA”), until the earlier of the expiration of the twelve (12) full calendar months following the Qualifying CIC Termination or (2) the date that the Executive first becomes eligible to participate in any other plan that provides medical benefits; provided, however, that any payments under this Section 2(a)(v) are conditioned on the Executive (and the Executive’s qualified beneficiaries, where applicable) making a valid COBRA election.

(b) Qualifying Termination:

If the Executive is terminated under conditions constituting a Qualifying Termination, the Company shall:

(i) pay to the Executive a lump sum amount equal to the Accrued Obligations;

(ii) pay to the Executive a lump sum payment in an amount equal to Executive’s Base Salary for twelve (12) full months; and

(iii) provide for the direct payment to the carrier for the premium costs for COBRA, until the earlier of the expiration of the twelve (12) full calendar months following the Qualifying Termination or (2) the date that the Executive first becomes eligible to participate in any other plan that provides medical benefits; provided, however, that any payments under this Section 2(b)(iii) are conditioned on the Executive (and the Executive’s qualified beneficiaries, where applicable) making a valid COBRA election.

(c) Cash Payment Date. All cash payments pursuant to Section 2(a) and Section 2(b) will be paid on (i) the thirtieth (30th) day following the Termination Date, provided that the release described in Section 2(e) becomes irrevocable by such thirtieth (30th) day in the case where, for the applicable termination, the Company determines that the release of ADEA claims is subject to a twenty-one (21) day notice period, or (ii) the sixtieth (60th) day following the Termination Date, provided that the release described in Section 2(e) becomes irrevocable by such sixtieth (60th) day in the case where, for the applicable termination, the Company determines that the release of ADEA claims is subject to a forty-five (45) day notice period.

(d) Failure to Make Payment or Provide Benefits When Due. Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal. Such interest shall be payable at the end of the applicable fiscal quarter in which the interest has accrued. Any change in such prime rate will be effective on and as of the date of such change.

(e) Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligations, including but not limited, to all payments and benefits pursuant to this Section 2, shall be conditioned upon Executive’s execution and non-revocation of and agreement to be bound by a release in substantially the form attached hereto as Exhibit A.

(f) Survival. Notwithstanding any other provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 2 and under Sections 3, 4, 5, and 6 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

Section 3. Payments Subject to Section 280G. Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, award, benefit or distribution by the Company (or any of its affiliated entities) or by any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (each a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and if it shall also be determined that, by reducing the Payments to a present value (as calculated in accordance with Section 280G of the Code) that is one dollar less than the Safe Harbor Amount (as hereinafter defined), the Executive would receive a larger after-tax benefit from the Payments than if such reduction had not occurred, the Payments shall be reduced so as to have a present value that is one dollar less than the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments or benefits provided under Section 2(a)(ii) before reducing the other payments under this Agreement or otherwise; thereafter any such reduction shall be made to other cash payments to which the Executive is entitled. For purposes of this Section 3, “Safe Harbor Amount” shall mean the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax. All determinations required to be made under this Section 3 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

Section 4. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment within a reasonable time period following the Termination Date. In addition, the Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees typically do not provide for mitigation, offset or reduction of any severance payments received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

Section 5. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration as provided for in Section 15 or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any arbitration designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the reasonable expense of the Company, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation, the initiation or defense of any arbitration proceedings, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. In connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing, provided, however, that the Executive shall repay to the Company all such related fees and expenses that the Company paid on the Executive’s behalf if the Executive does not prevail on at least one (1) material claim made in such proceeding. The foregoing repayment, if any, shall be made within sixty (60) days from the date of the decision in such proceeding.

Section 6. Restrictive Covenants.

(a) Confidentiality. Executive has signed a Proprietary Rights Agreement dated _________ (the “Confidentiality Agreement”). Executive hereby represents and warrants to the Company that the Executive has complied with all obligations under the

Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company.

(b) Nonsolicitation Covenant. Executive hereby agrees that the Executive shall not, while employed by the Company, and with respect to clause (ii) below during the twelve-month period following the Termination Date, without the prior written consent of the Board, do any of the following:

(i) Solicit Business. Solicit or attempt to influence any client, customer or other person either directly or indirectly, to direct such person’s purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(ii) Solicit Personnel. Solicit or attempt to influence any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease such person’s employment or consulting relationship with the Company or become an employee of or consultant to any competitor of the Company.

(c) Breach. Notwithstanding any other provision of this Agreement, the Executive further agrees that in the event of any breach by the Executive of any of the provisions of this Section 6 or the provisions of the Confidentiality Agreement, all obligations and liabilities of the Company (including, but not limited to, those arising under Section 2 and Section 3 hereof) shall immediately terminate and be extinguished.

Section 7. No Duplication of Benefits. In the event that the Executive is entitled to severance payments or benefits under any other agreement, plan or program of the Company, or by reason of any legal requirement, the severance benefits provided hereunder shall be reduced accordingly to avoid duplication of benefits.

Section 8. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to or following any Change in Control.

Section 9. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

Section 10. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 10(a) and Section 10(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

Section 11. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy or email (or similar electronic means with a copy by nationally-recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company, to:

CNET Networks, Inc.

235 Second Street San Francisco, CA 94105

Attention: [General Counsel [for CAO and other Executives]; Chief Executive Officer [for GC]]

Facsimile: [                        ]

with copies to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Morton Pierce, Esq.

Attention: Michelle Rutta, Esq.

Facsimile No.: 212-259-6333

if to the Executive, to:

[Address] [                        ]

[                        ]

Facsimile: [                        ]

All such notices, requests, consents and other communications shall be deemed to have been delivered and received (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery (or, if such date is not a business day, then on the next business day), (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

Section 12. Compliance with Section 409A of the Internal Revenue Code. In the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefit payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A of the Code and the related Department of Treasury guidance.

Section 13. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of conflict of laws of such State.

Section 14. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

Section 15. Arbitration.

(a) Unless otherwise provided herein, in the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in City and County of San Francisco, California, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(b) The Company will pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees, in excess of the cost to Executive of litigating in a court of competent jurisdiction.

Section 16. Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, with respect to severance compensation or benefits payable to the Executive upon a termination of employment with the Company or its affiliates, whether or not such termination occurs in connection with a change in control, including any offer letter from the Company to the Executive; provided, however, that this Agreement shall not supersede the other provisions of such an offer letter relating to the Executive’s general terms and conditions of employment. In addition, this Agreement shall not supersede the Confidentiality Agreement, which shall remain in full force and effect. The parties hereto represent and warrant that there are no other agreements, arrangements and understandings, written or oral, regarding any of the subject matter hereof other than as set forth herein.

Section 17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to Sections of this Agreement.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as set forth below.

CNET NETWORKS, INC.

By:	Date:
Name:
Title:

EXECUTIVE

By:	Date:
Name:
Title:

EXHIBIT A

Form of Release

RELEASE

This RELEASE, executed as of                              , 200   (this “Release”), is made by the undersigned (the “Executive”) in favor of CNET NETWORKS, INC., a Delaware corporation (the “Company”) and the other “Releasees” (as hereinafter defined).

WHEREAS, the Executive and the Company have entered into that certain Severance Agreement, dated as of                      , 2008 (the “Agreement”), pursuant to which, among other things, the Executive is entitled to certain severance compensation and benefits, subject to the Executive’s execution and delivery of this Release;

NOW, THEREFORE, in consideration of the payments and benefits under Section 2 and Section 3 of the Agreement, the terms and provisions contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive hereby agrees as follows:

1. Release.

(a) The Executive hereby knowingly and voluntarily releases and forever discharges the Company and its subsidiaries and affiliates (within the meaning of Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended), together with all of their respective current and former officers, directors, consultants, agents, attorneys, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims, liabilities and obligations whatsoever, of every name, nature, kind, character and description, known or unknown, direct or indirect, absolute or contingent, suspected or unsuspected, both in law and equity, which the Executive has ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising out of the Executive’s employment with the Company (or any subsidiary thereof) or the termination of the Executive’s employment with the Company (or any subsidiary thereof) (individually, a “Claim” and collectively, “Claims”). This Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002, each as amended, and any other Federal, state or local worker or workplace protection statutes including but not limited to the California Labor Code, as well as related or similar regulations, ordinances or common law worker or workplace protections, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive; provided, however, that this Release shall not apply to or affect or impair (i) Claims for vested benefits pursuant to any

Company employee benefit plan in which the Executive was a participant before the Termination Date; (ii) any Claims for unemployment insurance benefits or workers’ compensation benefits applicable to the period through the Termination Date; (iii) any Claims that may arise for indemnification of the Executive under any directors and officers or similar insurance, or under the bylaws, certificate of incorporation and/or other applicable governing documents of the Company, its subsidiaries and/or affiliates; or (iv) any and all Claims to payments, rights and benefits arising under the Agreement.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT, TO THE EXTENT OF THE FOREGOING RELEASE.

(c) For the purpose of implementing a full and complete release, the Executive understands and agrees that this Release is intended to include all Claims, if any, which the Executive may have, including Claims that the Executive does not now know or suspect to exist in the Executive’s favor against the Company or any of the Releasees and that this Release extinguishes those Claims.

(d) The Executive represents and warrants that he or she has not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Release. The Executive further represents and agrees that he or she has not assigned nor transferred or attempted to assign or transfer, nor will the Executive attempt to assign or transfer, to any person or entity not a party to this Release, any of the Claims the Executive is releasing in this Release. Furthermore, by signing this Release, the Executive (i) represents and agrees that he or she will not be entitled to any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released herein and (ii) covenants and agrees to refrain from directly or indirectly asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any Claim released or purported to be released hereby.

(e) The Executive (i) acknowledges that he or she fully comprehends and understands all the terms of this Release and their legal effects and (ii) expressly represents and warrants that (A) he or she is competent to effect the release made herein knowingly and voluntarily and without reliance on any statement or representation of the Company or its directors, officers, employees, accountants, advisors, attorneys, consultants or other agents and (B) he or she had the opportunity to consult with an attorney regarding this Release.

(f) The Executive confirms that he has been given [twenty-one (21) / forty-five (45) days] to review and consider this Release before signing it. If this Release is signed by the Executive and returned to the Company within the timeframe specified, the Executive may revoke this Release within seven (7) calendar days of the date of the Executive’s signature. Revocation can be made by delivering a written notice of revocation to the Company. For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter) after the Executive signs this Release. If the Executive revokes this Release, it shall not be effective or enforceable and Executive will not receive the payments and benefits under Section 2 and Section 3 of the Agreement. If not revoked, the effective date of this Release shall be seven (7) calendar days after the date this Release is signed and dated by Executive. If the Release is not dated by Executive then, in that event, the effective date of this Release shall be seven (7) calendar days after receipt of the Release by Employer. Notices for the purposes of this paragraph shall be effective if delivered in accordance with Section 11 of the Agreement.

2. Entire Agreement. This Release constitutes the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Executive and the Company relating to the subject matter hereof (which shall not be deemed to include the Agreement), and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Release.

3. Amendments. This Release may not be modified, amended, supplemented or canceled, except by written instrument executed by the person(s) against whose interest any of the foregoing shall operate.

4. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California for contracts made and to be fully performed in such state, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.

5. Defined Terms; Third Party Beneficiaries. Capitalized terms used and not otherwise defined in this Release shall have the respective meanings ascribed to such terms in the Agreement. Each Releasee is expressly intended to be a third party beneficiary of this Release and each may enforce the terms and provisions of this Release.

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IN WITNESS WHEREOF, the Executive has executed this Release to be effective as of the date first above written.

Signature of Executive

Printed Name of Executive

A-4